Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), is made and entered into as of October 15, 2007, by and between Iventa Corporation, a Delaware corporation (the "Company"), I-Corp. Acquisition Sub, Inc., California corporation ("Acquisition Sub"), and Jamison Stafford, residing at the address set forth on the signature page hereto (the "Executive").  This Agreement shall be effective upon signing.

RECITALS

A.  Executive currently serves as President of the Company.

B.  Commerce Planet, Inc. is acquiring from Executive all of Executive's capital stock of the Company pursuant to the transactions (the "Transaction") described in that certain Agreement and Plan of Merger (the "Merger Agreement"), dated October 12, 2007, by and among Commerce Planet, Inc., I-Corp. Merger Sub, LLC, Acquisition Sub, the Company and certain of the Company's stockholders, including Executive.

C.  The Company desires to employ the Executive on the terms and conditions set forth in this Agreement and the Executive desires to accept such employment on the terms and conditions set forth herein.

D.  The Executive acknowledges that his covenants and the Company’s remedies set forth in Sections 7 through 12 are reasonable and necessary to protect the Company’s business interests and goodwill.

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, the parties agree as follows:

1.  Employment.  The Company hereby employs the Executive in the capacity of President, and the Executive hereby accepts the employment, on the terms and conditions hereinafter set forth.

2.  Duties.

(a)  Primary Duties.  During the Term (as defined below), the Executive’s principal duties and responsibilities shall be those determined by the Chief Executive Officer of the Company to be reasonably necessary to carry out the functions of the Executive’s office.  Executive shall report to the Chief Executive Officer of the Company.  The Executive’s duties shall be similar to those customarily performed by comparable officers of companies that conduct the same or similar business as the Company.

(b)  Other Activities.  The Executive agrees to perform Executive’s duties and responsibilities and to devote his full business time, energies, and commercially reasonable efforts to the performance thereof; provided, however that Executive shall be entitled to engage in such activities that do not materially interfere with Executive’s performance of his duties under this Agreement.

(c)  Additional Capacities.  During the Term, the Executive shall serve in any additional offices or positions of the Company and/or its subsidiaries and/or affiliates under common control with the Company (such subsidiaries and affiliates which are in the same business as the Company are referred to herein as the "Company Related Entities"), to which, with Executive’s consent, he may be elected or appointed by appropriate action of the Company or any Company Related Entity.  The Executive shall serve in any such additional capacities without separate compensation for so serving, unless otherwise authorized in writing by the Board.

(d)  Location of Service.  During the Term, the Executive shall perform Executive's duties at the offices of the Company located at Iventa’s now current Corporate Offices.

(e)  Exempt Status.  It is understood that while Executive reports and shall be responsible to the Chief Executive Officer of the Company, or designee, Executive has discretion to perform such functions as he deems reasonably necessary to the successful operation of the Company's business. Accordingly, the parties understand and agree that Executive is "exempt" on both an executive and administrative basis under applicable California wage and hour laws.

3.  Nature of Employment.  The Executive’s employment with the Company is "at will" and is for no specific period of time. As a result, either the Executive or the Company may terminate the employment relationship at any time for any reason, with or without cause.  Termination of employment will not affect the rights and obligations which this Agreement expressly contemplates will be performed following such termination.  The period commencing on the date of this Agreement and ending on the date of the Executive’s termination is the "Term."

4.  Salary and Other Benefits.  During the Term, as compensation for the services to be rendered by the Executive to the Company pursuant to this Agreement, the Executive shall be paid the following compensation and other benefits:

(a)  Salary.  The Company will pay the Executive a base salary at the annual rate of $175,000 (the "Base Salary"), payable in accordance with the Company’s regular payroll policies.  The Base Salary will be reviewed annually by the Board.

(b)  Bonus.  The Executive shall receive a quarterly bonus equal to 3% of the Net Profit (as defined in the Merger Agreement) of the Iventa business unit as determined in accordance with the Merger Agreement on a quarterly basis for each applicable calendar year during the Term.  The bonus for any quarter shall be paid within five (5) days following determination of Net Profit for such quarter in accordance with the Merger Agreement.

(c)  Vacation and Sick Leave.  Executive shall be entitled to take up to three weeks (fifteen (15) working days) paid vacation during each calendar year.  Executive shall be entitled to up to five (5) working days paid sick leave during each calendar year. Unused sick days will not accrue and the Company shall not be obligated to compensate Executive for any unused sick days at any time. Unless otherwise stated to the contrary within this section, vacation and sick leave will be governed in accordance with the terms of the applicable policies of Commerce Planet, Inc.

(d)  Expenses.  The Company will pay or reimburse the Executive for all reasonable business expenses in accordance with the Company’s policy as in effect from time to time.

(e)  Benefits.  The Executive shall be entitled to participate in customary benefit programs that the Company or Commerce Planet, Inc. establishes and makes available to its executive-level employees.

5.  Equity Incentive.  Within thirty (30) days of the date hereof the Company will adopt an equity incentive plan not inconsistent with the terms of the Restricted Stock Unit Agreement attached hereto as Exhibit B and execute and deliver said agreement to Executive.  The foregoing agreement described in this Section 5 is sometimes referred to as the "Equity Document."

6.  Definition of Confidential Information.

(a)  Definition.  For the purposes of this Agreement, "Confidential Information" means any of the Company’s or any Company Related Entity's information, whether or not reduced to writing, (i) that is not generally known in the Company’s trade or industry, (ii) that the Company and/or any Company Related Entity treats, or is obligated to treat, as confidential and (iii) that the Executive may create or have access to in connection with the Executive’s employment with the Company; provided, that Confidential Information does not include information that becomes publicly and generally known (other than through any unauthorized act of the Executive).

(b)  Duty to Inquire.  If the Executive has some question as to whether certain information falls within the scope of Confidential Information as defined herein, the Executive agrees to treat such information as Confidential Information until informed otherwise in writing by the Company.

7.  Obligations Respecting Confidential Information.

(a)  Non-disclosure and Use.  During the term of the Executive’s employment and thereafter, the Executive agrees (i) not to disclose the Confidential Information except as required in the course of the Executive’s employment, (ii) not to copy or use the Confidential Information except as required for the performance of the Executive’s duties hereunder, and (iii) to comply with any procedures that the Company may adopt from time to time to preserve the confidentiality of the Confidential Information.

(b)  Ownership.  The Executive acknowledges that the Company owns all right, title and interest in and to the Confidential Information and that the Executive acquires no right, title or interest in any Confidential Information by virtue of the Executive’s employment by the Company or access to or creation of Confidential Information.

(c)  Return.  Upon termination of the Executive’s employment with the Company for any reason, the Executive agrees to deliver to the Company all copies of any data, records, documents and other materials, including files stored on electronic or other media, in the Executive’s possession that contain any Confidential Information.  The Executive understands that he may not retain copies of any Confidential Information and must delete files containing any Confidential Information stored on any computer that the Executive owns.  The Executive agrees, if requested by the Company, to confirm in writing that the Executive has complied with the foregoing obligations.

8.  Inventions.

(a)  Inventions Defined.  For the purposes of this Agreement, "Inventions" mean any concepts, ideas, processes, designs, specifications, improvements, trade secrets, discoveries or other developments, whether or not reduced to practice or patentable, that the Executive conceives or creates, in whole or in part, alone or jointly with others, pursuant to his employment by the Company (and its predecessor) which (i) directly relate to the Company’s business (including without limitation the Company’s present or contemplated products, services and research) or to tasks assigned to the Executive by or on behalf of the Company or (ii) are written or developed using any of the Company’s equipment, facilities, materials, trade secrets, labor, money, time or other resources.

(b)  Disclosure and Assignment of Inventions.  The Executive agrees that he will promptly disclose to the Company all Inventions and that all Inventions shall be the sole and exclusive property of the Company.  The Executive hereby assigns to the Company all of his right, title and interest in all Inventions.

(c)  Patents.  During the period of his employment and at any time thereafter, the Executive shall, upon the Company’s request, execute U.S. and foreign copyright registrations and patent applications and/or any other legal documents reasonably necessary to transfer all right, title and interest in and to the Inventions to the Company and reasonably assist, at the Company’s request and expense, in any reasonable and proper manner in obtaining and enforcing such copyrights and patents.  In the event that the Company is unable, after reasonable effort, to secure the Executive’s signature on any such registrations, application and other legal documents solely for any of the aforesaid purposes, the Executive hereby irrevocably designates and appoints the Company and its duly authorized directors, officers and agents as his agent and attorney-in-fact, to do all lawfully permitted acts (including but not limited to the execution, verification and filing of applicable documents) with the same legal force and effect as if performed by the Executive.

(d)  Preexisting Inventions.  The Executive has identified on Exhibit C to this Agreement, by title and dates of documents describing them, all inventions in which the Executive has any right, title or interest and/or which the Executive conceived or created at any time prior to the start of his employment by the Company (the "Preexisting Inventions").  All right, title or interest in any such Preexisting Invention(s) shall be the sole and exclusive property of Executive or any other entity to which Executive has assigned the  right, title or interest to  such Preexisting Invention.

9.  Written Materials.

(a)  Ownership.  The Executive acknowledges and agrees that all writings and works of authorship, including without limitation, analyses, memoranda, proposals, reports, speeches, studies, software, logic diagrams, flow charts, decision charts, drawings, procedural diagrams, documentation manuals of any kind produced by him in the course of his work for the Company ("Works") are works made for hire and the property of the Company, including, without limitation, any copyrights in those Works.  To the extent any such Works may not, by operation of law or otherwise, be a work made for hire, the Executive hereby assigns to the Company the ownership of and all copyrights in and to such Works, whether published or unpublished, and the right to secure renewals of such copyrights.  The Executive further agrees upon request to execute such specific assignments or instruments and take any action necessary to enable the Company to secure all copyright rights in such Works and/or extensions or renewals thereof.

(b)  Moral Rights Waiver.  The Executive understands that the term "moral rights" means any rights of paternity or integrity, including any right to claim authorship of a copyrightable work, to object to a modification of such copyrightable work, and any similar right existing under the judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right," including, without limitation, the rights of attribution and integrity in works of visual art pursuant to 17 U.S.C. § 106A.  The Executive irrevocably waives and agrees never to assert any moral rights that he may have in any Works, even after any termination of his employment with the Company.

(c)  Exclusions.  Notwithstanding anything in this Section 9 to the contrary, "Works" as used herein shall not include articles authored by the Executive for publication in academic or trade journals.  No assignments in this Agreement shall extend to Inventions or Works, the assignment of which Executive proves would be prohibited by Section 2870 of the California Labor Code (a copy of which is attached hereto as Exhibit D).

10.  Incorporation of Preexisting Materials.  Unless the Company otherwise agrees in writing in each instance, the Executive agrees not to include or otherwise incorporate into any Inventions or Works any preexisting materials, except for preexisting materials owned by the Executive.  To the extent that any preexisting materials owned by the Executive are contained or embedded in any Inventions or Works or are reasonably necessary to the proper operation or use thereof and in the absence of a written agreement with the Company to the contrary, the Executive hereby grants to the Company an irrevocable, perpetual, worldwide, fully-paid, royalty-free, nonexclusive license to use such preexisting materials in any manner and prepare derivative works thereof in connection with the use, operation, modification, transfer or disposition of such Invention or Works.

11.  Post Employment Restrictions.

(a)  Covenant Not-to-Solicit Customers.  During the Executive’s employment with the Company and for a period of one (1) year after the Date of Termination (as defined in Section 14(b)(2)), the Executive shall not solicit directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity, contact any person or entity, which:

(1)  is a customer or client of the Company and/or any Company Related Entity on the Date of Termination,

(2)  the Company can evidence in writing has been a customer or client of the Company and/or any Company Related Entity at any time within the one (1) year period prior to the Date of Termination, or

(3)  the Company can evidence in writing is a prospective customer or client that the Company and/or any Company Related Entity is actively soliciting as of the Date of Termination, for the purpose of selling products or services similar to any of the products and services offered for sale to such customers or prospective customers by the Company and/or any Company Related Entity as of the Date of Termination.

(b)  Covenant Not-to-Solicit Executives or Consultants.  During the Executive’s employment with the Company and for a period of one (1) year after the Date of Termination, the Executive shall not directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity recruit or solicit any person to leave the employ of the Company and/or any Company Related Entity; provided, however that the following activities shall not constitute a violation of this Section 11(b): (i) general employment related advertising, or (ii) participation in employment fairs or similar events.

(c)  Non-Competition.  The Executive recognizes and acknowledges the competitive and proprietary nature of the business operations of the Company and the Company Related Entities. In consideration of the consideration received by the Executive pursuant to the Transaction, during the Executive’s employment with the Company and for a period of two (2) years after the Date of Termination, the Executive shall not, without the prior written consent of the Company, for himself or on behalf of any other person or entity, directly or indirectly, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control or have a financial interest in any entity which is engaged primarily in the business of (1) creating, developing, licensing e-commerce website or web-software or selling computer software to businesses, in each case for the management of e-commerce websites, webstores and/or order processing for such businesses; or (2) providing product fulfillment services; provided, however that nothing contained herein shall preclude the Executive from purchasing or owning stock in any such competitive business if such stock is publicly traded, and provided that his holdings do not exceed one percent (1%) of the issued and outstanding capital stock of such business.

(d)  Severability of Restrictions.  In the event that any of the provisions of this Section 11 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of this Section 11 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

12.  Remedies.  The Executive understands and agrees that the Company and the Company Related Entities will suffer irreparable harm in the event that the Executive fails to comply with the Executive’s obligations under Sections 7, 8, 9, 10 and 11 of this Agreement and that monetary damages will be inadequate to compensate the Company for such breach.  The Executive agrees that the Company and the Company Related Entities shall, in addition to any other remedies available to them, be entitled to seek preliminary and permanent injunctive relief against any breach by the Executive of the covenants and agreements contained in Sections 7, 8, 9, 10 and 11 hereof without having to post bond.  The parties submit to the exclusive jurisdiction of the state or federal courts located in Los Angeles, California in connection with any dispute, controversy or claim between the parties arising out of or related to any term or condition of Sections 7, 8, 9, 10 and 11.  In addition to Executive's other remedies at law or under this Agreement (including enforcement of the Severance Payments), if the Company shall fail to timely make any payments due Executive hereunder, the provisions of Section 11 shall immediately cease to apply.

13.  No Prior Employment Restrictions.  The Executive represents and warrants that the Executive is not restricted by any restrictive covenant or confidentiality agreement of any type or nature from any prior employment from performing any of the duties required by this Agreement.  The Executive agrees that he will not improperly use or disclose confidential information or trade secrets of any prior employer or third person or knowingly bring onto the Company’s premises any confidential information or trade secrets belonging to any prior employer or third person unless the Executive has received the prior written consent of such prior employer or third party.

14.  Term and Termination.

(a)  Events of Termination.  The initial term (the "Term") of Executive's employment shall be for a period of two (2) years from the Effective Date unless terminated earlier pursuant to the terms hereof.  Employment of the Executive under this Agreement may be terminated:

(1)  by the Executive’s death.

(2)  as a result of the Executive’s Total Disability.  For the purposes of this Agreement, "Total Disability" means that the Executive (i) has been declared legally incompetent (the date of such declaration being deemed to be the date on which the disability occurred), or (ii) is unable to substantially perform the Executive’s duties for 180 days in any twelve-month period as a result of a physical or mental illness or injury, as determined in good faith by the Board, or (iii) has been found to be disabled pursuant to a Disability Determination (as defined herein).

(3)  By mutual written agreement of the Executive and the Company.

(4)  By the Company for Cause.  For purposes of this Agreement "Cause" shall mean only the following:

(i)  a conviction of or a plea of guilty or nolo contendre by the Executive to any felony, or a misdemeanor involving fraud, embezzlement or theft or other criminal conduct against the Company;

(ii) any intentional, reckless, or grossly negligent act or omission by the Executive which causes material harm to the Company;

(iii)  habitual alcohol or substance abuse;

(iv)  the willful failure of the Executive to comply with the reasonable, customary and proper directives of the Company and/or any Company Related Entity that have continued or have not been cured within thirty (30) days of written notice thereof to the Executive, provided, however, that the Executive's failure to achieve any level of performance, standards, objectives or milestones (provided Executive has exerted commercially reasonable efforts to achieve such) shall not constitute "Cause" hereunder.

(v)  the failure of the Executive to comply with the policies of the Company and/or any Company Related Entity generally applicable to executives of the Company with respect to state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination);

(vi)  Executive's  intentional and unlawful misappropriation of assets, properties, or funds of the Company; or

(vii)  the Executive materially breaches any of the material covenants, agreements or obligations of this Agreement or any of the Equity Documents.

(5)  By the Executive for Good Reason.  For purposes of this Agreement "Good Reason" shall mean only the following:

(i)  a material reduction of the nature and scope of the authorities or duties attached to Executive's position that has not been cured within fifteen (15) days after written notice thereof from the Employee to the Company,

(ii)  a reduction by the Company of Executive’s then current Base Salary, other than a reduction commensurate with concurrent base salary reductions of all other executives of the Company;

(iii)  a material breach by the Company of (i) this Agreement, (ii) the Equity Document or (iii) the Merger Agreement, in each case that has not been cured within thirty (30) days after written notice thereof from the Employee to the Company; or

(iv)  a relocation of the Executive’s principal place of employment to a location that is more than fifty (50) miles from the Company’s current place of business in North Hollywood, California.

(6)  By the Company without Cause upon written notice to the Executive.

(7)  By the Executive upon written notice to the Company.

(8)  Upon expiration of the Term, unless otherwise extended pursuant to a written agreement executed by the Company and the Executive.

(b)  Definitions.

(1)  Disability Determination.  For the purposes of this Agreement, a "Disability Determination" shall mean a good faith finding by the Board that the Executive, because of a medically determinable disease, injury, or other mental or physical disability, is unable to perform substantially all of his regular duties to the Company and that such disability is determined or reasonably expected to last at least twelve (12) months.

(2)  Date of Termination.  For the purposes of this Agreement, "Date of Termination" shall mean the effective date of the Executive’s termination pursuant to Section 14(a).

(c)  Effect of Termination.  Notwithstanding the Term of this Agreement, in the event of the termination of the Executive’s employment for any reason, all obligations of the Executive pursuant to Section 2 hereof and of the Company pursuant to Section 4 hereof shall terminate, except (i) for the payment of any earned but unpaid Base Salary and any unreimbursed expenses and other unpaid benefits owed as of the date of termination and (ii) as set forth in Section 15.  For purposes of clarification, notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections7, 8, 9, 10, 11, 12, 14, 15, 16, 17 and, as necessary to construe and enforce the foregoing provisions, 18 shall survive such termination.  The Executive agrees to reasonably cooperate with the Company in order to ensure an orderly transition of the Executive’s duties and responsibilities upon termination of employment.

15.  Severance.  Notwithstanding the Term of this Agreement, in the event that the Executive’s employment is terminated prior to the second anniversary of the date of this Agreement by the Company without Cause or by the Executive for Good Reason, the Company shall pay to the Executive continued payments (the "Severance Payments") of 100% of the Executive’s then current monthly Base Salary for a length of time equal to six (6) months (the "Severance Period") from the Date of Termination.  The Company's obligation to make any applicable Severance Payments under this Section 15 is conditioned upon Executive entering into a general release of the Company and its officers, directors, employees, agents, affiliates, representatives, successors, assigns and shareholders in form attached hereto as Exhibit E (a "Release") provided, however that such release shall exclude accrued and unpaid salary, accrued and unpaid other benefits, un-reimbursed expenses, severance payments and severance benefits, each as set forth in this Agreement and rights of indemnification under the Company's Certificate of Incorporation, Bylaws, this Agreement or any other written agreement between the Company and Executive (other than with respect to matters relating to Executive's termination of employment).  Such Severance Payments shall be made in accordance with the Company’s payroll practices and procedures in effect on the Date of Termination.

16.  Arbitration.

(a)  Agreement to Arbitrate.  Any controversy or claim arising out of or relating to the Agreement, or the breach hereof, and claims referenced in subsection (b) below, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The Executive understands that his assent to mandatory arbitration is a condition of employment and continued employment and that claims covered by this Agreement, will be settled by arbitration in Los Angeles, California.  The arbitration shall be conducted by one neutral arbitrator selected by the parties.  The arbitrator shall apply the substantive and procedural laws of the State of California to all such arbitrations.  The Company will pay all expenses unique to arbitration.  The arbitrator shall have the authority to order such discovery, by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration.  The arbitrator is authorized to award any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to the parties had the matter been heard in court.  The arbitrator shall have the authority to provide for the award of attorney's fees and costs in accordance with applicable law. The arbitrator may award to the prevailing party in any dispute reasonable and actual attorney's fees consistent with applicable law.  The Executive and Company agree that this Agreement to arbitrate is subject to and enforceable under the provisions of the Federal Arbitration Act (the "FAA"), 9 U.S.C. §§ 1, et seq., and to the extent it does not interfere with the enforceability of this Agreement, the California Arbitration Act (the "CAA"), Cal. Code Civ. Proc. ("C.C.P.") §§ 1280, et seq.  The decision of the arbitrator shall be in writing and shall provide the reasons for the award unless the parties agree otherwise.  Proceedings to enforce, confirm, modify, set aside or vacate an award or decision rendered by the arbitrator will be controlled by and conducted in conformity with the Federal Arbitration Act, 9 U.S.C. Sec 1 et. seq. or applicable state law.  This Agreement shall survive the termination of Executive's employment with Company and shall apply to any claim, dispute, and/or controversy that arises during or after the termination of Executive's employment.  This Agreement shall be mutually binding on the Executive and Company.

(b)  Covered Claims.  Except as otherwise provided in this Agreement, the Executive and the Company hereby consent to the resolution by arbitration of all claims or controversies for which a court otherwise would be authorized by law to grant relief, in any way arising out of, relating to, or associated with the Executive’s employment with the Company or its termination ("Claims") that the Company may have against the Executive or that the Executive may have against the Company or against its officers, directors, employees, or agents, in their capacity as such or otherwise.  The Claims covered by this Agreement include, but are not limited to:  claims for coercion, for discrimination based on race, sex, religion, national origin, age, marital status, handicap, disability, or medical condition; claims for benefits, except as excluded in the following paragraph, and claims for violation of any federal, state, or other governmental constitution, statute, ordinance, or regulation (including but not limited to claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Fair Labor Standards Act, and the Executive Retirement Income Security Act).  Additionally, any and all issues of arbitrability (whether a claim is covered by this Agreement) will be decided by the arbitrator(s) and not a court.

(c)  Claims not Covered.  This agreement to arbitrate does not apply to or cover potential claims that may be brought by either Executive or Company under the Equity Documents.  This agreement to arbitrate also does not apply to claims that are already subject to an existing arbitration provision between the parties, or claims that may not be arbitrated under applicable law.

(d)  Waiver.  THE PARTIES HEREBY WAIVE THEIR RIGHT TO HAVE ANY DISPUTE, CLAIM OR CONTROVERSY DECIDED BY A JUDGE OR JURY IN A COURT.

17.  Withholding of Taxes.  The Company may withhold from any compensation, benefits or other amount payable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

18.  Miscellaneous.

(a)  No Duty to Seek Other Employment; No Offset.  The Executive shall have no duty to seek or accept other employment in the event that his employment hereunder is terminated, and no amounts owed to Executive hereunder shall be reduced or offset as a result of any payment or benefit received from any other employment that Executive may accept.

(b)  Waiver.  A party’s failure to insist on compliance with or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

(c)  Governing Law.  This Agreement shall in all respects be subject to, and governed by, the laws of the State of California without regard to the principles of conflict of laws.

(d)  Severability.  The invalidity or unenforceability of any provision in this Agreement (including without limitation any provision regarding arbitration) shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

(e)  Notice.  Notices provided for herein shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight courier with a receipt obtained therefor or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed, to the Company to its chief executive officer at its principal office and to the Executive at the address set forth above or such other address as he may provide the Company in accordance with the provision.

(f)  Amendments.  This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Company and the Executive.  To the extent that this Agreement or any part thereof is deemed to be a nonqualified deferred compensation plan subject to Section 409A of the Code, then (i) this Agreement shall be interpreted in a manner to comply in good faith with Code Section 409A and the guidance promulgated thereunder; and (ii) the parties agree to amend this Agreement as soon as practicable, as may be reasonably necessary (if at all) so as to avoid application of any tax or interest pursuant to Code Section 409A as interpreted by proposed regulations issued on September 29, 2005, and such additional guidance as may be issued before December 31, 2005; and again to make any such further amendment as may be so required on or before December 31, 2007, based on such further guidance as may have been issued (in each case preserving to the extent feasible the parties' respective economic interests and legal rights and obligations hereunder).

(g)  Burden and Benefit.  This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of the Executive under this Agreement may not be assigned without the prior written consent of the Company.

(h)  References to Gender and Number Terms.  In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.

(i)   Headings.  The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

(j)   Entire Agreement.  This Agreement and the Equity Documents contain the entire agreement and understanding by and between the Executive and the Company with respect to the employment of the Executive, supersedes any prior agreements and no representations, promises, agreement, or understanding, written or oral, relating to the employment of the Executive by the Company not contained herein or therein shall be of any force or effect.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first hereinabove written.

EXECUTIVE

Name: Jamison Stafford
Address:

THE COMPANY IVENTA CORPORATION

By:
Name:
Title:

I-CORP. ACQUISITION SUB, INC.

By:
Name:
Title:

EXHIBIT B

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this "Agreement"), is made as of October [__], 2007, by and between Commerce Planet, Inc., a Utah corporation (the "Company") and Jamison Stafford (the "Participant").

19.  AWARD.  The Company hereby awards to the Participant, on the date hereof, 1,712,3281 Time-Vested Restricted Stock Units ("Units").  The Units are being granted pursuant to the [COMMERCE PLANET PLAN], as the same may be amended, modified or supplemented from time to time (the “Plan”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

20.  TERMS AND CONDITIONS.  The award evidenced by this Agreement is subject to the following terms and conditions:

(i)  The Participant shall not possess any incidents of ownership (including, without limitation, dividend, interest and voting rights) in shares of Common Stock (as defined below) in respect of the Units until such Units shall have vested and been distributed to the Participant in the form of shares of Common Stock in accordance with Sections 3 and 4 hereof.  Subject to the terms and conditions of this Agreement, Units create no fiduciary duty of the Company to the Participant and only represent an unfunded and unsecured contractual obligation of the Company.  The Units shall not be treated as property or as a trust fund of any kind.

(ii) Except as provided in this Section 2(b), the Units and any interest of the Participant therein may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of.  Any attempt to transfer Units in contravention of this Section 2(b) is void ab initio.  Units shall not be subject to execution, attachment or other process.  Notwithstanding the foregoing, with the written consent of the Company, the Participant shall be permitted to transfer such Units to members of his immediate family (i.e., children, grandchildren or spouse), trusts for the benefit of such family members, and partnerships whose only partners are such family members; provided, however, that no consideration can be paid for the transfer of the Units and the transferee of the Units shall be subject to all conditions applicable to the Units (including all of the terms and conditions of this Agreement) prior to transfer.

(iii)  Each reference contained in this Agreement to:

“Board” means the Board of Directors of the Company.

"Change in Control" means any of the following events: (a) a person or entity or group of persons or entities, acting in concert, becomes the direct or indirect beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities of the Company or Iventa representing 50.1% or more of the combined voting power of the issued and outstanding shares of capital stock of the Company or Iventa; (b) the Board approves any merger, consolidation or like business combination or reorganization of the Company or Iventa, the consummation of which would result in the occurrence of the event described in clause (a) above, and such transaction shall have been consummated; or (c) the Company or Iventa sells, transfers or otherwise disposes of all or substantially all of their respective assets in one transaction or a series of transactions.

1 Based on a price of $0.73 per share.

1

"Common Stock" means common stock, par value $0.001 per share, of the Company.

“Iventa” means I-Corp Merger Sub, LLC, a California limited liability company and wholly-owned subsidiary of the Company (and successor-in-interest to Iventa Corporation, a California corporation), and its successors and assigns.

21.  VESTING AND CONVERSION OF UNITS.  The Units granted to the Participant pursuant to Section 1 hereof shall vest (a) 142,694 Units on November __, 2007, and (b) the remainder of the Units on a pro rata basis in twenty-two (22) equal installments of 71,347  Units on the [__] day of each calendar month beginning on the December [__], 2007.  Subject to Section 4 hereof, the aggregate number of vested Units on each of the following dates (“Settlement Dates”) shall be converted into an equivalent number of shares of Common Stock that will be immediately distributed to the Participant:

Settlement Dates

Date	Units Converted

October [__], 2008	100% of the Units vested as of such date.

[__] day of each month thereafter	100% of the Units vested as of each such date.

Upon the distribution of the shares of Common Stock in respect of the Units, the Company shall issue to the Participant or the Participant’s personal representative a stock certificate representing such shares of Common Stock, free of any restrictions except as may arise under applicable law.

22.  TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL.

(i)  For purposes of this Section 4, the terms Cause, Good Reason and Total Disability shall have the meanings ascribed to such terms in the Participant’s employment agreement with the Company, dated as of the date hereof, as amended or restated from time to time (the “Employment Agreement”).

(ii)  If the Participant’s employment with the Company is terminated by the Company for Cause or by the Participant without Good Reason, or in the event of the death or Total Disability of the Participant, the Participant shall forfeit all Units granted to the Participant pursuant to Section 1 hereof that have not vested as of the date of such termination of employment

(iii)  (i) If the Participant’s employment with the Company is terminated (A) by the Company without Cause or (b) by the Participant for Good Reason, or (ii) effective concurrently with a Change of Control, all Units granted to the Participant pursuant to Section 1 hereof that have not vested as of such date shall immediately vest in full.

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23.  409A COMPLIANCE; DEFERRAL.  This Award will be administered and interpreted to comply with Section 409A of the Internal Revenue Code, as amended (“Section 409A”).  Notwithstanding anything to the contrary in this Agreement, if, upon Participant’s "separation from service" (as defined in Section 409A), Participant is then a Company “specified employee” (as defined in Section 409A), then to the extent necessary to comply with Section 409A, the Company shall defer payment of certain of the amounts owed to Participant under this Agreement until the earlier of (i) five (5) days after the Company receives notification of Participant’s death or (ii) the first business day of the seventh (7th) month following Participant’s separation from service.  Any such delayed payments shall be made to Participant (or his beneficiaries) without interest.  With the prior written consent of the Company, and on such terms as the Company may prescribe (which terms shall be in compliance with Section 409A of the Internal Revenue Code of 1986, as amended), the Participant may elect to defer the receipt of Common Stock upon the vesting of the Units granted to the Participant pursuant to Section 1 hereof and for the Company to continue to maintain such Units on its books of account.

24.  EQUITABLE ADJUSTMENT.  If there shall be any change in the Common Stock, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, in order to prevent dilution or enlargement of the Participant’s rights under this Agreement and the Plan, the Board may, in an equitable manner, adjust the number and kind of shares that may be issued under this Agreement and make any other appropriate adjustments in the terms of the Units and this Agreement to reflect such changes or distributions.

25.  TAXES.  In connection with any distribution of shares of Common Stock to the Participant pursuant to this Agreement, the Participant shall remit to the Company an amount sufficient to satisfy any tax withholding requirements within five (5) business days following the delivery of any certificates for such Common Stock.  The Board may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit the Participant to pay all or a portion of the federal, state and local withholding taxes arising in connection with the Units granted hereunder and any distribution of shares of Common Stock in respect thereof by electing to have the Company withhold shares of Common Stock having a fair market value, as determined by the Board in good faith, equal to the amount of tax to be withheld, such tax calculated at rates prescribed by statute or regulation.

26.  REGULATORY COMPLIANCE AND LISTING.  The issuance or delivery of any stock certificates representing shares of Common Stock issuable pursuant to this Agreement may be postponed by the Board for such period as may be required to comply with any applicable requirements under the federal or state securities laws, any applicable listing requirements of any national securities exchange or the Over-the-Counter Bulletin Board trading system (the “OTCBB”), and any applicable requirements under any other law, rule or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to deliver any such shares of Common Stock to the Participant if either delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority, any national securities exchange or the OTCBB, or the Participant shall not yet have complied fully with the provisions of Section 7 hereof.

3

27.  INVESTMENT REPRESENTATIONS AND RELATED MATTERS.  The Participant hereby represents that the Common Stock issuable pursuant to this Agreement is being acquired for investment and not for sale or with a view to distribution thereof.  The Participant acknowledges and agrees that any sale or distribution of shares of Common Stock issued pursuant to this Agreement may be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), which registration statement has become effective and is current with regard to the shares being sold, or (b) a specific exemption from the registration requirements of the Securities Act that is confirmed in a favorable written opinion of counsel, in form and substance satisfactory to counsel for the Company, prior to any such sale or distribution.  The Participant hereby consents to such action as the Board or the Company deems necessary or appropriate from time to time to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or to implement the provisions of this Agreement, including but not limited to placing restrictive legends on certificates evidencing shares of Common Stock issued pursuant to this Agreement and delivering stop transfer instructions to the Company’s stock transfer agent.

28.  NO RIGHT TO CONTINUED EMPLOYMENT.  This Agreement does not confer upon the Participant any right to continued employment by the Company or any of its subsidiaries or affiliated companies, nor shall it interfere in any way with the right of the Participant’s employer to terminate the Participant’s employment at any time for any reason or no reason.

29.  CONSTRUCTION.  This Agreement will be construed by and administered under the supervision of the Board, or a designated committee thereof, and in accordance with the Plan, and all determinations of the Board or such committee will be final and binding on the Participant.

30.  NOTICES.  Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, (i) to the Participant at the last address specified in Participant’s employment records, or such other address as the Participant may designate in writing to the Company, or (ii) to the Company, Commerce Planet, Inc., 30 South La Patera Lane, Suite #8, Goleta, CA 93117, Attention: Corporate Secretary, or such other address as the Company may designate in writing to the Participant.

31.  FAILURE TO ENFORCE NOT A WAIVER.  The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

32.  GOVERNING LAW.  This Agreement shall be governed by and construed according to the laws of the State of California, without regard to the conflicts of laws provisions thereof.

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33.  INCORPORATION OF PLAN.  The Plan is hereby incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plan.

34.  COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

35.  MISCELLANEOUS.  This Agreement cannot be modified or terminated orally.  This Agreement, the Employment Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof.  The section headings herein are intended for reference only and shall not affect the interpretation hereof.

(signature page follows)

5

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMMERCE PLANET, INC.

By:
Name: Michael Hill Title: Chief Executive Officer

Jamison Stafford

6

EXHIBIT C

TO

EXECUTIVE EMPLOYMENT AGREEMENT

OF

JAMISON STAFFORD

The following is a list of Inventions and inventions conceived or created by the Executive prior to the start of employment.  If there are no Inventions or inventions conceived or created by the Executive prior to the start of employment, insert "None" and sign below.

Concepts developed

1.	Bar/restaurant locating website with social networking components, 1999
2.	Event locating website with social networking components, 1999
3.	Stock market website with social networking components, 1999
4.	Advertising manager service for entertainers/entertainment companies, 2003
5.	Television show regarding internet startups, 2006
6.	Virtual record label for developing/distributing artists and music, 2004
7.	User-driven, contributory search engine, 2006
8.	User-driven, contributory video production company, 2007
9.	User-driven, contributory gambling/gaming website, 2005
10.	User-driven, contributory paid content website w/ revenue sharing, 2006
11.	Social networking / dating search engine, 2006
12.	"Matching" system for companies seeking biz dev opportunities, 2007
13.	iPod song identification and download system, 2007
14.	Consumer website for independent film and music, 1999

Domain names owned:

1.	9000films.com
2.	americanbadass.com
3.	anywherejobs.com
4.	artistadnetwork.com
5.	barhound.com
6.	barnight.com
7.	barnite.com
8.	barwatch.com
9.	beverlyhillsjunk.com
10.	builddate.com
11.	buildyourdate.com
12.	burningdinner.com
13.	clubpam.com

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14.	creditrewards.com
15.	datebuild.com
16.	digitalxraysales.com
17.	directthevideo.com
18.	drivethroughsystems.com
19.	drivethrusystems.com
20.	dropbet.com
21.	efcia.com
22.	efcia.org
23.	emotimeter.com
24.	emotometer.com
25.	entad.net
26.	entads.com
27.	entertainment-advertising.com
28.	entertainmentadnetwork.com
29.	fastfoodsystem.com
30.	floridaxraysales.com
31.	freeartist.net
32.	grooveads.com
33.	guttershark.com
34.	hollywood-advertising.com
35.	hollywoodjunk.com
36.	indieoutlet.com
37.	jstafford.com
38.	krushgroove.com
39.	looksaver.com
40.	mailboxrewards.com
41.	meatrollups.com
42.	monsterhost.com
43.	music-advertising.com
44.	oldschoolrap.com
45.	pamelaanderson.net
46.	pamelalee.com
47.	partyhouse.tv
48.	reward-credit-card.net
49.	stuffcrawler.com
50.	thebin.com
51.	theclem.com
52.	thenextdotcom.com
53.	theplacetobe.com
54.	usxraysales.com
55.	whateverbet.com
56.	whateverbets.com

[Signature page to follow]

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Signature of Executive	Date

Date
Acknowledgment of the Company

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